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                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                    FORM 15

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                          Commission File No. 0-26081

                         Scripps Financial Corporation
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             (Exact name of registrant as specified in its charter)



           5787 Chesapeake Court, San Diego, CA 92123 (858) 456-2265
           ---------------------------------------------------------
                  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock - no par value per share
                     -------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                      ----
              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                            13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)   [ ]

         Approximate number of holders of record as of the certificate or notice date: 409

         Pursuant to the requirements of the Securities Exchange Act of 1934, Scripps Financial Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 13, 2000                 By:  /s/ Ronald J. Carlson
                                             -----------------------------------
                                             Ronald J. Carlson, President